Exhibit 10.7

TAX RECEIVABLE AGREEMENT (MERGERS)

among

VIRTU FINANCIAL, INC.,

SLP III EW FEEDER I, L.P.

and

HAVELOCK FUND INVESTMENTS PTE LTD.

Dated as of [                         ], 2015

i

Section 7.10	Withholding	23
Section 7.11	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	23
Section 7.12	Confidentiality	24
Section 7.13	Change in Law	24

ii

TAX RECEIVABLE AGREEMENT (MERGERS)

This TAX RECEIVABLE AGREEMENT (MERGERS) (as amended from time to time, this “Agreement”), dated as of [                         ], 2015, is hereby entered into by and among Virtu Financial, Inc., a Delaware corporation (the “Corporate Taxpayer”), SLP III EW Feeder I, L.P., a Delaware limited partnership (the “SLP Stockholder”), and Havelock Fund Investments Pte Ltd., a Singapore private limited company (the “Temasek Stockholder”, and together with the SLP Stockholder, the “Stockholders”), and each of the successors and assigns thereto.

WHEREAS, Virtu Financial LLC, a Delaware limited liability company (“OpCo”), is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the Corporate Taxpayer, SLP III EW Feeder LLC (f/k/a SLP III EW Feeder Corp.), a Delaware limited liability company (the “SLP/Temasek Blocker”), Wilbur Investments LLC, a Delaware limited liability company (the “Temasek Blocker”, and together with the SLP/Temasek Blocker, the “Blockers”), Virtu Financial Merger Sub LLC, a Delaware limited liability company (“Virtu Sub I”) and Virtu Financial Intermediate Holdings LLC, a Delaware limited liability company (“Virtu Sub II”) is classified as an association taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, each of Virtu Financial Merger Sub II LLC, a Delaware limited liability company (“Virtu Sub III”) and Virtu Financial Intermediate Holdings II LLC, a Delaware limited liability company (“Virtu Sub IV”) is classified as a disregarded entity for U.S. federal income tax purposes;

WHEREAS, following certain reorganization transactions, (i) the Stockholders will hold all of the outstanding stock of the SLP/Temasek Blocker, (ii) the SLP/Temasek Blocker will hold common interest units in OpCo (the “Common Units”), and (iii) the Corporate Taxpayer will be the managing member of OpCo and will hold, directly and/or indirectly, Common Units;

WHEREAS, in connection with the IPO (as defined below), (i) pursuant to the provisions of the SLP/Temasek Merger Agreement (as defined below), (a) (x) the SLP/Temasek Blocker will merge with and into Virtu Sub I, with the SLP/Temasek Blocker surviving, and (y) the SLP/Temasek Blocker will merge with and into Virtu Sub III, with Virtu Sub III surviving (together, the “SLP/Temasek Merger”), and (b) the membership interests of the SLP/Temasek Blocker held by the Stockholders will convert into (x) shares of Class A common stock, $0.00001 par value per share, of the Corporate Taxpayer (the “Class A Common Stock”), (y) rights to receive payments hereunder and (z) rights to receive certain other payments, and (ii) pursuant to the provisions of the Temasek Merger Agreement (as defined below), (a) (x) the Temasek Blocker will merge with and into Virtu Sub II, with the Temasek Blocker surviving, and (y) the Temasek Blocker will merge with and into Virtu Sub IV, with Virtu Sub IV surviving (together, the “Temasek Merger”, and together with the SLP/Temasek Merger, the “Mergers”), and (b) the membership interests of the Temasek Blocker held by the Temasek Stockholder will convert into (x) shares of Class A Common Stock, (y) rights to receive payments hereunder and (z) rights to receive certain other payments;

WHEREAS, as a result of the Mergers, the Corporate Taxpayer will be entitled to utilize certain net operating losses and capital losses of the Blockers generated before the Mergers (including credit carryforwards to the extent available) (the “NOLs” which, for purposes of clarification, shall not include amounts that are duplicative of any carryovers of tax items attributable to any Basis Adjustment);

WHEREAS, OpCo and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income tax purposes had in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for current or prior Taxable Years (as defined below) in which (i) distributions from OpCo were made and (ii) transfers and exchanges of partnership interests in OpCo occurred;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by (i) the NOLs, (ii) the Basis Adjustment (as defined below) and (iii) Imputed Interest (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the NOLs, the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Definitions.

(a)           The following terms shall have the following meanings for the purposes of this Agreement:

“Agreed Rate” means LIBOR plus 100 basis points.

“Attributable” means, with respect to a Stockholder, the portion of any Realized Tax Benefit of the Corporate Taxpayer that is “attributable” to such Stockholder, which shall be determined by reference to the assets from which arise the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”), with respect to increased basis upon a disposition of an asset or Imputed Interest that produce the Realized Tax Benefit and with respect to the NOLs, under the following principles:

(i)            A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset attributable to the Common Units acquired in a Merger is Attributable to such Stockholder to the extent of such Stockholder’s ownership of the Blocker participating in such Merger.

(ii)           A portion of any Realized Tax Benefit arising from the disposition of a Reference Asset is Attributable to such Stockholder to the extent that the ratio of all Basis Adjustments (to the extent not previously taken into account in the calculation of Realized Tax Benefits) attributable to the Common Units acquired in a Merger (to the extent of such Stockholder’s ownership of the Blocker participating in such Merger) with respect to such Reference Asset bears to the aggregate of all Basis Adjustments (to the extent not previously taken into account in the calculation of Realized Tax Benefits) with respect to such Reference Asset.

(iii)          A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to such Stockholder to the extent corresponding to amounts that such Stockholder is required to include in income in respect of Imputed Interest (without regard to whether such Stockholder is actually subject to tax thereon).

(iv)          A portion of any Realized Tax Benefit arising from the NOLs of a Blocker is Attributable to such Stockholder to the extent of such Stockholder’s ownership of such Blocker.

(v)           For the avoidance of doubt, in the case of a Basis Adjustment arising under Section 734(b) of the Code with respect to an Exchange, depreciation, amortization or other similar deductions for recovery of cost of basis shall constitute Depreciation only to the extent that such depreciation, amortization or other similar deductions may produce or increase a Realized Tax Benefit (and not to the extent that such depreciation, amortization or other similar deductions may be for the benefit of a Person other than the Corporate Taxpayer), as reasonably determined by the Corporate Taxpayer.

(vi)          A portion of any Realized Tax Benefit arising from a carryover or carryback of any Tax item is Attributable to such Stockholder to the extent such carryover or carryback is attributable to or available for use because of the prior use of the Basis Adjustments, NOLs or Imputed Interest with respect to which a Realized Tax Benefit would be Attributable to such Stockholder pursuant to clauses (i)—(v) above.

Portions of any Realized Tax Detriment shall be Attributed to Stockholders under principles similar to those described in clauses (i)—(vi) above.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 755 and 1012 of the Code and the Treasury Regulations promulgated thereunder (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, OpCo remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of (i) an Exchange, (ii) the applicable Historical Transaction and (iii) the payments made pursuant to the Tax Receivable Agreements.  For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange (other than a Basis Adjustment resulting from a Historical Transaction or a Merger) of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” shall have the meaning ascribed to such term in the LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)            any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer and (y) any Person that would be deemed an SL Member, Temasek Equityholder or Viola Member (as each such term is defined in the LLC Agreement, and assuming for this purpose that such Person owned Units or securities of the Corporate Taxpayer), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)           the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)          there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)          the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period.  The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” means an acquisition of Common Units or a purchase of Common Units (i) by OpCo or the Corporate Taxpayer, including by way of an exchange of stock of the Corporate Taxpayer for Common Units pursuant to the Exchange Agreement (as defined in the Other Tax Receivable Agreements), in each case occurring on or after the date of this Agreement or (ii) pursuant to the Mergers. Any reference in this Agreement to Common Units “Exchanged” is intended to denote Common Units subject to an Exchange.

“Governmental Authority” has the meaning set forth in the LLC Agreement.

“Historical Transaction” means (i) in the case of the SLP/Temasek Blocker, the indirect acquisition of interests in OpCo by the SLP/Temasek Blocker pursuant to the Transaction and Merger Agreement dated as of April 17, 2011 among OpCo and the other parties thereto and (ii) in the case of the Temasek Blocker, the acquisition of interests in OpCo by the Temasek Blocker pursuant to the Equity Redemption and Purchase Agreement dated as of December 7, 2014 among the Temasek Blocker, the Temasek Stockholder, the SLP Stockholder and the other parties thereto.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent), in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (w) using the Non-Stepped Up Tax Basis (as defined in each of the Tax Receivable Agreements) as reflected on the Exchange Basis Schedule (as defined in the Other Tax Receivable Agreements) and the Merger Basis Schedule, including amendments thereto for the Taxable Year, (x) without taking into account the use of NOLs, if any, (y) excluding any deduction attributable to Imputed Interest for the Taxable Year, and (z) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of any of the Basis Adjustments, NOLs or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IPO” means the initial public offering of Class A Common Stock of the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OpCo, dated as of the date hereof.

“Market Value” shall mean the closing price of the Class A Common Stock on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Common Stock on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Common Stock is not then listed on a national securities exchange or interdealer quotation system, the Market Value shall mean the cash consideration paid for Class A Common Stock, or the fair market value of the other property delivered for Class A Common Stock, as determined by the Board in good faith.

“Merger Agreements” means the SLP/Temasek Merger Agreement and the Temasek Merger Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Other Tax Receivable Agreements” means the Tax Receivable Agreement (SLP Exchanges) and the Tax Receivable Agreement (non-SLP Exchanges).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer or distribution in respect of one or more Common Units (i) that occurs prior to an Exchange of such Common Units, and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year.  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year.  If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange.  A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) the Merger Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“SLP/Temasek Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporate Taxpayer, Virtu Sub I, the SLP/Temasek Blocker and the Stockholders.

“Subsidiaries” shall have the meaning ascribed to such term in the LLC Agreement.

“Tax Receivable Agreement (non-SLP Exchanges)” means the Tax Receivable Agreement (non-SLP Exchanges), dated as of the date hereof, by and among the Corporate Taxpayer, and certain members of OpCo as of the date hereof (other than those members that are party to the Tax Receivable Agreement (SLP Exchanges), the Corporate Taxpayer, Virtu Sub III and Virtu Sub IV).

“Tax Receivable Agreement (SLP Exchanges)” means the Tax Receivable Agreement (SLP Exchanges), dated as of the date hereof, by and among the Corporate Taxpayer and certain members of OpCo as of the date hereof (other than those members that are party to the Tax Receivable Agreement (non-SLP Exchanges), the Corporate Taxpayer, Virtu Sub III and Virtu Sub IV).

“Tax Receivable Agreements” means the Other Tax Receivable Agreements and this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Temasek Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporate Taxpayer, Virtu Sub II, the Temasek Blocker and the Temasek Stockholder.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by deductions arising from Basis Adjustments, the NOLs or Imputed Interest that are available as of such Early Termination Date will be utilized by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), and (5) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed to be Exchanged for the Market Value of the number of shares of Class A Common Stock and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Amended Schedule	2.03(b)
Blockers	Recitals
Class A Common Stock	Recitals
Code	Recitals
Common Units	Recitals
Corporate Taxpayer	Preamble
Dispute	7.03(a)
Early Termination Effective Date	4.02
Early Termination Notice	4.02
Early Termination Payment	4.03(b)
Early Termination Schedule	4.02
e-mail	7.01
Expert	7.09
Interest Amount	3.01(b)
Material Objection Notice	4.02
Mergers	Recitals
Merger Basis Schedule	2.01
Net Tax Benefit	3.01(b)
NOLs	Recitals
Objection Notice	2.03(a)
OpCo	Recitals
Reconciliation Dispute	7.09
Reconciliation Procedures	2.03(a)
Senior Obligations	5.01
SLP Stockholder	Preamble
SLP/Temasek Blocker	Recitals
SLP/Temasek Merger	Recitals
Stockholders	Preamble
Tax Benefit Payment	3.01(b)
Tax Benefit Schedule	2.02(a)
Temasek Blocker	Recitals
Temasek Merger	Recitals
Temasek Stockholder	Preamble
Virtu Sub I	Recitals
Virtu Sub II	Recitals
Virtu Sub III	Recitals
Virtu Sub IV	Recitals

(c)           Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01          Basis Adjustment and NOLs.  Within 120 calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for the Taxable Year in which the Mergers have been effected by the Stockholders, the Corporate Taxpayer shall deliver to each applicable Stockholder participating in a Merger a schedule (the “Merger Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustments with respect to the Reference Assets attributable to the Common Units acquired in such Merger, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable, (iv) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable, (v) the NOLs of the applicable Blocker as of the date of the Mergers, (vi) the scheduled expiration date (or dates) of such NOLs, and (vii) the limitations, if any, to which the use of such NOLs are subject under section 382 of the Code. As promptly as practicable, the Corporate Taxpayer and the applicable Stockholders shall agree on a replacement Merger Basis Schedule that reflects any adjustments necessary as a result of the IPO.

Section 2.02          Realized Tax Benefit and Realized Tax Detriment.

(a)           Tax Benefit Schedule.  Within 120 calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment a portion of which is Attributable to a Stockholder, the Corporate Taxpayer shall provide to such Stockholder a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”).  The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

(b)           Applicable Principles.  The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments, the NOLs and Imputed Interest, determined using a “with and without” methodology.  For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Common Units acquired in an Exchange.  Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment, the NOLs or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.  If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment, the NOLs or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.03          Procedures, Amendments.

(a)           Procedure.  Every time the Corporate Taxpayer delivers to a Stockholder an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such Stockholder schedules, valuation reports (if any), and work papers, as determined by the Corporate Taxpayer or requested by such Stockholder, providing reasonable detail regarding the preparation of the Schedule and (y) allow such Stockholder reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by such Stockholder, in connection with a review of such Schedule.  Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to a Stockholder a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to such Stockholder the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by such Stockholder.  An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which a Stockholder has received the applicable Schedule or amendment thereto unless such Stockholder (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer.  If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the applicable Stockholder shall employ the reconciliation procedures as described in Section 7.09 (the “Reconciliation Procedures”).

(b)           Amended Schedule.  The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a Stockholder, (iii) to comply with (A) the Expert’s determination under the Reconciliation Procedures or (B) an Expert’s determination under the reconciliation procedures applicable to the Other Tax Receivable Agreements, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”).  The Corporate Taxpayer shall provide an Amended Schedule to the applicable Stockholder within 30 calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01          Payments.

(a)           Within five (5) Business Days after all of the Tax Benefit Schedules (as defined in each of the Tax Receivable Agreements) with respect to a Taxable Year delivered to (i) the Stockholders pursuant to this Agreement and (ii) any Persons who could, under the Other Tax Receivable Agreements, be entitled to Tax Benefit Payments become final in accordance with Section 2.03(a) and Section 2.03(a) of the Other Tax Receivable Agreements, the Corporate Taxpayer shall pay to each Stockholder for such Taxable Year the Tax Benefit Payment with respect to such Stockholder in the amount determined pursuant to Section 3.01(b).  Such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the applicable Stockholder to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such Stockholder.  For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments.

(b)           A “Tax Benefit Payment” means, with respect to a Stockholder, an amount, not less than zero, equal to the sum of the amount of the Net Tax Benefit Attributable to such Stockholder and the related Interest Amount.  For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration payable pursuant to the applicable Merger Agreements, unless otherwise required by law.  Subject to Section 3.03(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of Tax Benefit Payments previously made under this Section 3.01 (excluding payments attributable to Interest Amounts) and (ii) the total amount of Tax Benefit Payments (as defined in the Other Tax Receivable Agreements) previously made under Section 3.01 of the Other Tax Receivable Agreements (excluding payments attributable to Interest Amounts (as defined in the Other Tax Receivable Agreements)); provided, for the avoidance of doubt, that a Stockholder shall not be required to return any portion of any previously made Tax Benefit Payment.  The “Interest Amount” shall equal the interest on the amount of the Net Tax Benefit Attributable to a Stockholder calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer

Return with respect to Taxes for such Taxable Year until the Payment Date of the applicable Tax Benefit Payment.  Notwithstanding the foregoing, unless a Stockholder elects to receive the lump-sum payment pursuant to the following sentence, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1) and (3), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”  In connection with any Change of Control (other than a Change of Control caused solely by the applicable Stockholder), at the election of a Stockholder, all obligations hereunder with respect to such Stockholder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such election and shall include, but not be limited to, (1) the Early Termination Payment to such Stockholder calculated as if an Early Termination Notice had been delivered on the date of such election, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the date of such Stockholder’s election, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Stockholder’s election; provided, that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.  Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under this Section 3.01(b) or Article IV or Section 3.01(b) or Article IV of the other Tax Receivable Agreements in respect of present or future Tax attributes subject to the Tax Receivable Agreements, the Tax Benefit Payment, Net Tax Benefit and components thereof shall be calculated without taking into account any such attributes or any such lump-sum payment.

Section 3.02          No Duplicative Payments.  It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement.  In addition, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount payable under the Other Tax Receivable Agreements. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03          Pro Rata Payments; Coordination of Benefits With Other Tax Receivable Agreements.

(a)           Notwithstanding anything in Section 3.01 to the contrary, to the extent that the aggregate tax benefit of the Corporate Taxpayer’s reduction in Tax liability as a result of the Basis Adjustments, the NOLs and Imputed Interest under the Tax Receivable Agreements (as such terms are defined in each Tax Receivable Agreement) is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Corporate Taxpayer shall be allocated among the Tax Receivable Agreements (and among all parties eligible for payments thereunder) in proportion to the respective amounts of Tax Benefit Payments (as defined in each Tax Receivable Agreement) that would have been determined under the Tax Receivable Agreements (and allocated among such parties) if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation; provided, that for purposes of allocating among the Tax Receivable Agreements (and among all parties eligible for payments thereunder) the aggregate Tax Benefit Payments under the Tax Receivable Agreements with respect to any Taxable Year, the operation of this Section 3.03(a) with respect to any prior Taxable Year shall be taken into account, it being the intention of the parties to the Tax Receivable Agreements for each party eligible for payments thereunder to receive, in the aggregate, Tax Benefit Payments in proportion to the aggregate Net Tax Benefits Attributable to such party had this Section 3.03(a) never operated.

(b)           After taking into account Section 3.03(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then the Corporate Taxpayer and each Stockholder agree that (i) the Corporate Taxpayer shall pay the same proportion of each Tax Benefit Payment due under each of the Tax Receivable Agreements in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(c)           The parties hereto agree that the parties to the Other Tax Receivable Agreements are expressly made third party beneficiaries of the provisions of this Section 3.03.

ARTICLE IV

TERMINATION

Section 4.01          Termination, Early Termination and Breach of Agreement.

(a)           Unless terminated earlier pursuant to Section 4.01(b) or Section 4.01(c), this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any Stockholder retaining an interest in the Corporate Taxpayer (or any successor thereto).

(b)           The Corporate Taxpayer may terminate this Agreement with respect to a Stockholder by paying to such Stockholder the Early Termination Payment; provided, however, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.01(b) prior to the time at which any Early Termination Payment has been paid.  Upon payment of the Early Termination Payment to a Stockholder by the Corporate Taxpayer in accordance with this Section 4.01(b), neither such Stockholder nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (1) Tax Benefit Payment agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the Early Termination Notice and (2) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (2) is included in the Early Termination Payment).  If the Corporate Taxpayer terminates, or proposes to terminate, any Tax Receivable Agreement (including this Agreement) with respect to any Person entitled to receive payment under such Tax Receivable Agreement, then each Stockholder shall have the right to cause the Corporate Taxpayer to make an Early Termination Payment to it under this Agreement; provided that the procedures of this Article IV shall apply to such Early Termination Payment as if the Corporate Taxpayer had delivered an Early Termination Notice to such Stockholder.

(c)           In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations with respect to a Stockholder hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment with respect to such Stockholder calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such Stockholder as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.  Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each Stockholder shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof.  The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any payment due pursuant to this Agreement when due to the extent the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.02 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by credit agreements to which the Corporate Taxpayer or its Subsidiaries is a party, in which case Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that the Corporate Taxpayer shall promptly (and in any event, within two (2) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that the Corporate Taxpayer has, and to the extent the Corporate Taxpayer has, sufficient funds to make such payment, and the failure of the Corporate Taxpayer to do so shall constitute a breach of this Agreement.  For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of, the Corporate Taxpayer shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.

Section 4.02          Early Termination Notice.  If the Corporate Taxpayer chooses to exercise its right of early termination with respect to a Stockholder under Section 4.01(b) above, the Corporate Taxpayer shall deliver to such Stockholder notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for such Stockholder.  The Early Termination Schedule shall become final and binding on a Stockholder 30 calendar days from the first date on which such Stockholder has received such Schedule or amendment thereto unless such Stockholder (i) within 30 calendar days after receiving the Early Termination

Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such 30 calendar day date as modified, if at all, by clauses (i) or (ii), the “Early Termination Effective Date”).  If the Corporate Taxpayer and a Stockholder, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and such Stockholder shall employ the Reconciliation Procedures.

Section 4.03          Payment upon Early Termination.

(a)           Within three Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the applicable Stockholder an amount equal to the Early Termination Payment with respect to such Stockholder.  Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the applicable Stockholder or as otherwise agreed by the Corporate Taxpayer and such Stockholder.

(b)           “Early Termination Payment”, with respect to a Stockholder, shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such Stockholder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.01          Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to a Stockholder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.

Section 5.02          Late Payments by the Corporate Taxpayer.  The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to a Stockholder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01          Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters.  Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.  Notwithstanding the foregoing, the Corporate Taxpayer shall notify each Stockholder of, and keep such Stockholder reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such Stockholder under this Agreement, and shall provide to such Stockholder reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.02          Consistency.  The Corporate Taxpayer and the Stockholders agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. Any dispute as to required Tax or financial reporting shall be subject to Section 7.09.

Section 6.03          Cooperation.  Each of the Corporate Taxpayer and the Stockholders shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each Stockholder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII
MISCELLANEOUS

Section 7.01          Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, addressed to it at:

Virtu Financial LLC
645 Madison Avenue
New York, New York  10022
Attention: Legal Department

Facsimile No.: (212) 418-0100
E-mail: legal@virtu.com

With copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY  10019-6064

Facsimile No.:  (212) 757-3990

Attention:	John C. Kennedy
Jeffrey D. Marell
E-mail:	jkennedy@paulweiss.com
jmarell@paulweiss.com

If to the SLP Stockholder, addressed to it at:

c/o Silver Lake

2775 Sand Hill Road, Suite 100

Menlo Park, California 94025

Telephone: (650) 233-8120

Attention:  Karen King

Facsimile: (650) 233-8125

E-mail: karen.king@silverlake.com

9 West 57th Street, 32nd Floor

New York, NY 10019

Telephone: (212) 981-5600

Attention: Andrew J. Schader

Facsimile: (212) 981-3535

E-mail: andy.schader@silverlake.com

With copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:	Rich Capelouto
Atif I. Azher
Facsimile No.:	(650) 251-5002
E-mail:	rcapelouto@stblaw.com
aazher@stblaw.com

If to the Temasek Stockholder, addressed to it at:

Temasek Holdings (Private) Limited

14th Floor, 375 Park Avenue

New York, NY 10152

Attention:	Mukul Chawla
Email:	mukul@temasek.com.sg

and

Temasek Holdings (Private) Limited

60b Orchard Road

#06-18 Tower 2

The Atrium@Orchard

Singapore 238891

Attention:	Pradyumna Agrawal
Email:	pradyumna@temasek.com.sg

With copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention:	Damien R. Zoubek
Facsimile:	(212) 474-3700
Email:	dzoubek@cravath.com

and

Attention:	Ting S. Chen
Facsimile:	(212) 474-3700
Email:	tchen@cravath.com

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt

Section 7.02          Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.  The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

(b)           A Stockholder may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form of Exhibit A, agreeing to become a “Stockholder” for all purposes of this Agreement, except as otherwise provided in such joinder; provided, that a Stockholder’s rights under this Agreement shall be assignable by such Stockholder under the procedure in this Section 7.02(b) regardless of whether such Stockholder continues to hold any interests in the Corporate Taxpayer or has fully transferred any such interests.

Section 7.03          Resolution of Disputes.

(a)           Except for Reconciliation Disputes subject to Section 7.09, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct the proceedings in the English language.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)           Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Stockholder (i) expressly consents to the application of paragraph (c) of this Section 7.03 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such Stockholder for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Stockholder of any such service of process, shall be deemed in every respect effective service of process upon such Stockholder in any such action or proceeding.

(c)           EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE OR, IF SUCH COURT DECLINES JURISDICTION, THE COURTS OF THE STATE OF DELAWARE SITTING IN WILMINGTON, DELAWARE, AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE SITTING IN WILMINGTON, DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.03, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d)           The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.03 and such parties agree not to plead or claim the same.

Section 7.04          Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.05          Entire Agreement.  This Agreement and the other Reorganization Documents (as such term is defined in the LLC Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.  Except to the extent provided in Section 3.03, nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto.

Section 7.06          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.07          Amendment.  No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and the Stockholders.  No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.08          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 7.09          Reconciliation.  In the event that the Corporate Taxpayer and a Stockholder are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 3.01(b), 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and such Stockholder agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or such Stockholder or other actual or potential conflict of interest.  If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution.  Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution.  The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer, except as provided in the next sentence.  The Corporate Taxpayer and such Stockholder shall bear their own costs and expenses of such proceeding, unless (i) the Expert substantially adopts such Stockholder’s position, in which case the Corporate Taxpayer shall reimburse such Stockholder for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert substantially adopts the Corporate Taxpayer’s position, in which case such Stockholder shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding.  Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert.  The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporate Taxpayer and such Stockholder and may be entered and enforced in any court having jurisdiction.

Section 7.10          Withholding.  The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Stockholder. The Corporate Taxpayer and the Stockholders agree that Imputed Interest qualifies, under the law in effect on the date hereof, as “portfolio interest” within the meaning of Sections 871(h) and 881(c) of the Code and shall not take any contrary position on any Tax Return or in any communication with any Taxing Authority unless required by a final determination or a change in applicable law (in which case Section 7.13 shall apply).

Section 7.11          Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)           If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii)

Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)           If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution.  The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset.  For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12          Confidentiality.  Section 12.11 (Confidentiality) of the LLC Agreement as of the date of this Agreement shall apply to any information of the Corporate Taxpayer provided to the Stockholders and their assignees pursuant to this Agreement.

Section 7.13          Change in Law.  Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Stockholder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Stockholder (or direct or indirect equity holders in such Stockholder) upon an Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the Corporate Taxpayer or such Stockholder or any direct or indirect owner of such Stockholder, then at the election of such Stockholder and to the extent specified by such Stockholder, this Agreement (i) shall cease to have further effect with respect to such Stockholder, (ii) shall not apply to an Exchange occurring after a date specified by such Stockholder, or (iii) shall otherwise be amended in a manner determined by such Stockholder; provided, that such amendment shall not result in an increase in payments under this Agreement to such Stockholder at any time as compared to the amounts and times of payments that would have been due to such Stockholder in the absence of such amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporate Taxpayer and the Stockholders set forth below have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

VIRTU FINANCIAL, INC.

By:
Name:
Title:

Signature Page to Tax Receivable Agreement (Mergers)

SLP STOCKHOLDER:

SLP III EW FEEDER I, L.P.

By:
Name:
Title:

Signature Page to Tax Receivable Agreement (Mergers)

TEMASEK STOCKHOLDER:

HAVELOCK FUND INVESTMENTS PTE LTD.

By:
Name:
Title:

Signature Page to Tax Receivable Agreement (Mergers)

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of                         , by and among Virtu Financial, Inc., a Delaware corporation (the “Corporate Taxpayer”), and                              (“Permitted Transferee”).

WHEREAS, on                         , Permitted Transferee acquired (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from                              (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.02(b) of the Tax Receivable Agreement (Mergers), dated as of [                         ], 2015, by and among the Corporate Taxpayer, SLP III EW Feeder I, L.P., a Delaware limited partnership, and Havelock Fund Investments Pte Ltd., a Singapore private limited company (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01          Definitions.  To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02          Joinder.  Permitted Transferee hereby acknowledges and agrees to become a “Stockholder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.  Permitted Transferee hereby acknowledges the terms of Section 7.02(b) of the Tax Receivable Agreement and agrees to be bound by Section 7.12 of the Tax Receivable Agreement.

Section 1.03          Notice.  Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

Section 1.04          Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices: